Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT
by and among
USA MOBILITY, INC.
ARCH WIRELESS, INC.,
USA MOBILITY WIRELESS, INC.
and
AMCOM SOFTWARE, INC.
as Borrowers,
THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,
and
WELLS FARGO CAPITAL FINANCE, LLC
as the Arranger and Administrative Agent
Dated as of March 3, 2011

1. DEFINITIONS AND CONSTRUCTION	1
1.1. Definitions	1
1.2. Accounting Terms	1
1.3. Code	1
1.4. Construction	2
1.5. Schedules and Exhibits	2
2. LOAN AND TERMS OF PAYMENT	2
2.1. Revolver Advances	2
2.2. Term Loan	3
2.3. Borrowing Procedures and Settlements	3
2.4. Payments; Reductions of Commitments; Prepayments	9
2.5. Overadvances	13
2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	14
2.7. Crediting Payments	15
2.8. Designated Account	15
2.9. Maintenance of Loan Account; Statements of Obligations	16
2.10. Fees	16
2.11. Letters of Credit	16
2.12. LIBOR Option	19
2.13. Capital Requirements	22
2.14. Joint and Several Liability of Borrowers	23
2.15. Effect of Amendment and Restatement	25
3. CONDITIONS; TERM OF AGREEMENT	25
3.1. Conditions Precedent to the Effectiveness	25
3.2. Conditions Precedent to all Extensions of Credit	26
3.3. Term	26
3.4. Effect of Termination	26
3.5. Early Termination by Borrowers	26
3.6. Post-closing Covenants	27
4. REPRESENTATIONS AND WARRANTIES	27
4.1. Due Organization and Qualification; Subsidiaries	28
4.2. Due Authorization; No Conflict	28

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4.3. Governmental Consents	29
4.4. Binding Obligations; Perfected Liens	29
4.5. Title to Assets; No Encumbrances	29
4.6. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	29
4.7. Litigation	30
4.8. Compliance with Laws	30
4.9. No Material Adverse Change	30
4.10. Fraudulent Transfer	31
4.11. Employee Benefits	31
4.12. Environmental Condition	31
4.13. Intellectual Property	31
4.14. Leases	34
4.15. Deposit Accounts and Securities Accounts	34
4.16. Complete Disclosure	34
4.17. [Intentionally Omitted]	34
4.18. Patriot Act	34
4.19. Indebtedness	35
4.20. Payment of Taxes	35
4.21. Margin Stock	35
4.22. Governmental Regulation	35
4.23. OFAC	36
4.24. Other Documents	36
4.25. Location of Inventory and Equipment	36
5. AFFIRMATIVE COVENANTS	36
5.1. Financial Statements, Reports, Certificates	37
5.2. Collateral Reporting	37
5.3. Existence	37
5.4. Maintenance of Properties	37
5.5. Taxes	37
5.6. Insurance	38
5.7. Inspection	38
5.8. Compliance with Laws	38

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5.9. Environmental	39
5.10. Disclosure Updates	39
5.11. Formation of Subsidiaries	39
5.12. Further Assurances	40
5.13. Lender Meetings	41
5.14. [Intentionally Omitted]	41
5.15. Location of Inventory and Equipment	41
5.16. [Intentionally Omitted]	41
5.17. Maintenance Proprietary Rights	41
6. NEGATIVE COVENANTS	43
6.1. Indebtedness	43
6.2. Liens	43
6.3. Restrictions on Fundamental Changes	43
6.4. Disposal of Assets	44
6.5. Change Name	44
6.6. Nature of Business	44
6.7. Prepayments and Amendments	44
6.8. Change of Control	45
6.9. Distributions	45
6.10. Accounting Methods	46
6.11. Investments	46
6.12. Transactions with Affiliates	46
6.13. Use of Proceeds	47
6.14. Consignments	47
6.15. Inventory and Equipment with Bailees	47
6.16. Each of Parent and Arch as Holding Company	47
7. FINANCIAL COVENANTS	47
8. EVENTS OF DEFAULT	49
9. RIGHTS AND REMEDIES	51
9.1. Rights and Remedies	51
9.2. Remedies Cumulative	52
10. WAIVERS; INDEMNIFICATION	52
10.1. Demand; Protest; etc.	52

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10.2. The Lender Group’s Liability for Collateral	52
10.3. Indemnification	52
11. NOTICES	53
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	54
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	55
13.1. Assignments and Participations	55
13.2. Successors	58
14. AMENDMENTS; WAIVERS	58
14.1. Amendments and Waivers	58
14.2. Replacement of Holdout Lender	60
14.3. No Waivers; Cumulative Remedies	61
15. AGENT; THE LENDER GROUP	61
15.1. Appointment and Authorization of Agent	61
15.2. Delegation of Duties	62
15.3. Liability of Agent	62
15.4. Reliance by Agent	62
15.5. Notice of Default or Event of Default	63
15.6. Credit Decision	63
15.7. Costs and Expenses; Indemnification	64
15.8. Agent in Individual Capacity	64
15.9. Successor Agent	65
15.10. Lender in Individual Capacity	65
15.11. Collateral Matters	65
15.12. Restrictions on Actions by Lenders; Sharing of Payments	66
15.13. Agency for Perfection	67
15.14. Payments by Agent to the Lenders	67
15.15. Concerning the Collateral and Related Loan Documents	67
15.16. Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	67
15.17. Several Obligations; No Liability	68
16. WITHHOLDING TAXES	69
17. GENERAL PROVISIONS	72
17.1. Effectiveness	72

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17.2. Section Headings	73
17.3. Interpretation	73
17.4. Severability of Provisions	73
17.5. Bank Product Providers	73
17.6. Debtor-Creditor Relationship	73
17.7. Counterparts; Electronic Execution	73
17.8. Revival and Reinstatement of Obligations	74
17.9. Confidentiality	74
17.10. Lender Group Expenses	75
17.11. USA PATRIOT Act	75
17.12. Integration	75
17.13. Parent as Agent for Borrowers	75

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule R-1	Real Property
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.6(a)	States of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.7	Litigation
Schedule 4.12	Environmental Matters
Schedule 4.13(a)	Patents; Trademarks; Domain Names; Copyrights
Schedule 4.13(b)	Licenses
Schedule 4.13(c)	Embedded Products
Schedule 4.13(d)	Infringed Intellectual Property
Schedule 4.13(e)	Litigation of Intellectual Property
Schedule 4.13(f)	Restricted Intellectual Property
Schedule 4.13(g)	Intellectual Property Not Owned by Loan Parties
Schedule 4.13(h)	Government or University Funded Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting

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AMENDED AND RESTATED CREDIT AGREEMENT
          THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of March 3, 2011, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC (formerly known as Wells Fargo Foothill, LLC), a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), USA MOBILITY, INC., a Delaware corporation (“Parent”), ARCH WIRELESS, INC., a Delaware corporation (“Arch”), USA MOBILITY WIRELESS, INC., a Delaware corporation (“Wireless”) and AMCOM SOFTWARE, INC., a Delaware corporation (“Amcom”; Parent, Arch, Wireless and Amcom are collectively, the “Borrowers” and individually, a “Borrower”).
          Amcom, Agent and certain Lenders are party to that certain Credit Agreement dated as of June 6, 2008 (as previously amended, the “Original Credit Agreement”). The parties to the Original Credit Agreement desire to amend and restate the Original Credit Agreement on the terms provided herein. In connection with such amendment and restatement, each of Parent, Arch and Wireless will become borrowers and will be jointly and severally liable for the Obligations with Amcom.
          The parties agree as follows:
1.	DEFINITIONS AND CONSTRUCTION.
     1.1. Definitions.
          Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
     1.2. Accounting Terms.
          All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.
     1.3. Code.
          Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

     1.4. Construction.
          Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Letters of Credit or Bank Products, the cash collateralization or support by a standby letter of credit in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.
     1.5. Schedules and Exhibits.
          All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2.	LOAN AND TERMS OF PAYMENT.
     2.1. Revolver Advances.
          (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage at such time, and (ii) the Borrowing Base at such time less the sum of the Letter of Credit Usage at such time. All of the “Advances” (as defined in the Original Credit Agreement) outstanding on the Closing Date shall constitute as Advances hereunder.
          (b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this

Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.
     2.2. Term Loan.
          On the Original Closing Date, the Lenders a party to the Credit Agreement on the Original Closing Date made term loans to Amcom in the aggregate principal amount of $14,000,000. On the Fourth Amendment Effective Date, the Lenders a party to the Credit Agreement on the Fourth Amendment Effective Date made additional term loans to Amcom in an amount equal to the Additional Term Loan Amount. On the Closing Date (before giving effect to the additional term loan described below to be made on the Closing Date) the aggregate outstanding principal balance of the term loan made on the Original Closing Date and the additional term loans made on the Fourth Amendment Effective Date was $27,750,000 (such term loans, collectively, the “Original Term Loan”). Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make additional term loans to Borrower in an amount equal to such Lender’s Pro Rata Share of the Second Additional Term Loan Amount, which additional term loans shall be added to and become part of the Original Term Loan (the Original Term Loan, as increased by the additional term loans made on the Closing Date, collectively, the “Term Loan”). After making such additional term loans in the aggregate amount equal to the Second Additional Term Loan Amount, the outstanding principal balance of the Term Loan shall be $42,500,000. The principal of the Term Loan shall be repaid quarterly as follows: a quarterly installment in the amount of $1,875,000 shall be paid on June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012; a quarterly installment in the amount of $2,500,000 shall be paid on June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013; and a quarterly installment in the amount of $1,875,000 shall be paid on June 30, 2013 and on the last day of each calendar quarter thereafter until paid in full; provided, that if not sooner paid, the outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earliest of (i) the Maturity Date, (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof, and (iii) the date of termination of this Agreement pursuant to Section 9.1(c). All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations.
     2.3. Borrowing Procedures and Settlements.
          (a) Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 1:00 p.m. (Massachusetts time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 1:00 p.m. (Massachusetts time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.
          (b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed $2,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.
          (c) Making of Loans.
               (i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 4:00 p.m. (Massachusetts time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (Massachusetts time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
               (ii) Unless Agent receives notice from a Lender prior to 12:00 p.m. (Massachusetts time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.
               (iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrowers shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.
          (d) Protective Advances and Optional Overadvances.
               (i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).
               (ii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the sum of the outstanding Revolver Usage at such time does not exceed the Borrowing Base by more than $2,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

               (iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.
          (e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
               (i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Parent’s or its Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. (Massachusetts time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (Massachusetts time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. (Massachusetts time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof,

Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
               (ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.
               (iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Parent or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
          (f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances (and portion of the Term Loan, as applicable), owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.
          (g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

     2.4. Payments; Reductions of Commitments; Prepayments.
          (a) Payments by Borrowers.
               (i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (Massachusetts time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (Massachusetts time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
               (ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
          (b) Apportionment and Application.
               (i) So long as no Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv), Section 2.4(d)(ii) and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
               (ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
                    (A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,
                    (B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

                    (C) third, to pay interest due in respect of all Protective Advances until paid in full,
                    (D) fourth, to pay the principal of all Protective Advances until paid in full,
                    (E) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,
                    (F) sixth, ratably to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,
                    (G) seventh, ratably to pay interest due in respect of the Advances (other than Protective Advances), the Swing Loans, and the Term Loan until paid in full,
                    (H) eighth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the Letter of Credit Usage, (iv) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount the Bank Product Providers reasonably determine to be the credit exposure of Borrowers and its Subsidiaries in respect of Bank Products, and (v) to pay the outstanding principal balance of the Term Loan (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full,
                    (I) ninth, to pay any other Obligations, and
                    (J) tenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
               (iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
               (iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Administrative Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.
               (v) For purposes of Section 2.4(b)(ii), “paid in full” means payment in cash of all amounts owing under the Loan Documents, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

               (vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.
               (vii) Amounts to be applied pursuant to this Section 2.4 to the prepayment of an Advance or a portion of the Term Loan shall be applied, as applicable, first to reduce outstanding Base Rate Loans that constitute such Advance or portion of the Term Loan and then reduce outstanding LIBOR Rate Loans (commencing with the LIBOR Rate Loans having the shortest time to the end of the applicable Interest Period) that constitute such Advance or portion of the Term Loan.
               (viii) Term Loan Commitments. The Term Loan Commitments shall terminate on the Closing Date after making the additional term loans on the Closing Date in the Second Additional Term Loan Amount pursuant to Section 2.2.
          (c) Optional Prepayments and Reduction of Commitments.
               (i) Advances. Borrowers may prepay the principal of any Advance at any time in whole or in part.
               (ii) Term Loan. Borrowers may, upon at least 1 Business Day prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.4(c)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
               (iii) Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrowers may reduce the Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given to Borrowers pursuant to Section 2.11(a). Each such reduction shall be in an amount which is an integral multiple of $100,000 (unless the Revolver Commitments in effect immediately prior to such reduction are less than $100,000), shall be made by providing not less than 3 Business Days prior written notice to Agent and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.
          (d) Mandatory Prepayments.
               (i) Borrowing Base. If, at any time, (A) the sum of the outstanding Revolver Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess”), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(e)(i) in an aggregate amount equal to the Borrowing Base Excess.
               (ii) Dispositions. Within 1 Business Day of the date of receipt by Parent or any of its Subsidiaries of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of assets (including casualty losses or condemnations but excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (f), (i), (j), (l) or (n) of the definition of Permitted Dispositions), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e)(ii)in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions, but in either case only to the extent that the aggregate amount of Net Cash Proceeds received (and not paid to Agent as a prepayment of the Obligations) by Parent or its Subsidiaries for all such sales or dispositions shall exceed $200,000 in any fiscal year; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Administrative Borrower shall have given Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Parent or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) Parent or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, Parent and its Subsidiaries shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of Parent and its Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase or construction being made or completed, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied in accordance with Section 2.4(e)(ii). Nothing contained in this Section 2.4(d)(ii) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.
               (iii) [Intentionally omitted]
               (iv) Indebtedness. Within 1 Business Day of the date of incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted under Section 6.1), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(d)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.
               (v) [Intentionally omitted]
               (vi) Excess Cash Flow. Within 10 days of delivery to Agent and the Lenders of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent and the Lenders of the financial statements for Parent’s fiscal year ended December 31, 2011 or, if such financial statements are not delivered to Agent and the Lenders on the date such statements are required to be delivered pursuant to Section 5.1, 10 days after the date such statements are required to be delivered to Agent and the Lenders pursuant to Section 5.1, Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(e)(ii) in an amount equal to the amount by which 25% of the Excess Cash Flow of Parent and its Subsidiaries for such fiscal year exceeds the sum of (A) voluntary prepayments of the Term Loan pursuant to Section 2.4(c)(ii) during such fiscal year, plus (B) permanent reductions to the Maximum Revolver Amount as set forth in the definition thereof during such fiscal year to the extent of the amount of the reduction in the Revolver Usage for such year (or with respect to the fiscal year ending December 31, 2011, to the extent of the reduction in the Revolver Usage for the period commencing on the Closing Date and ending on December 31, 2011).
          (e) Application of Payments.
               (i) Each prepayment pursuant to Section 2.4(d)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage, and third, to the outstanding principal amount of the Term Loan until paid in full, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
               (ii) Each prepayment pursuant to Section 2.4(d)(ii), 2.4(d)(iv), or 2.4(d)(vi) above shall (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Term Loan until paid in full, second, to the outstanding principal amount of the Advances (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then extant Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount), and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii). Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).
     2.5. Overadvances.
          If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

     2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
          (a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:
               (i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and
               (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
          (b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a rate per annum equal to the LIBOR Rate Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
          (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders,
               (i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and
               (ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
          (d) Payment. Except as provided to the contrary in Section 2.10 or Section 2.12(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrowers hereby authorize Agent, from time to time without prior notice to Borrowers, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.
          (e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
          (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
          (g) Notwithstanding anything in Section 2.6(d) or Section 2.10(b) to the contrary, all accrued and unpaid interest and fees as of the Closing Date shall be paid on the Closing Date.
     2.7. Crediting Payments.
          The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (Massachusetts time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (Massachusetts time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.
     2.8. Designated Account.
          Agent is authorized to make the Advances and the Term Loan, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

     2.9. Maintenance of Loan Account; Statements of Obligations.
          Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loan, all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall render statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Borrowers, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
     2.10. Fees.
          Borrowers shall pay to Agent,
          (a) for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
          (b) for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof).
     2.11. Letters of Credit.
          (a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities, guarantees, or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, one or more Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:
               (i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or
               (ii) the Letter of Credit Usage would exceed $2,000,000, or
               (iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.
          Borrowers acknowledge and agree that the letters of credit issued under the Original Credit Agreement and outstanding on the Closing Date shall constitute Letters of Credit issued hereunder. Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement not later than 2:00 p.m., Massachusetts time, on the date that such L/C Disbursement is made, if Administrative Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., Massachusetts time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 2:00 p.m., Massachusetts time, on the Business Day that Administrative Borrower receives such notice, if such notice is received prior to 1:00 p.m., Massachusetts time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.
          (b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.11(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.11(a), or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.11(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.
          (c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrowers’ account, even though this interpretation may be different from Borrowers’ own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following any Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by any Borrower against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit. This Section 2.11(c) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

          (d) Borrowers hereby authorize and direct any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
          (e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrowers that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
          (f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
               (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or
               (ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto, and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.
     2.12. LIBOR Option.
          (a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances or the Term Loan be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers properly have exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances or the Term Loan bear interest at a rate based upon the LIBOR Rate.
          (b) LIBOR Election.
               (i) Borrowers may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 2:00 p.m. (Massachusetts time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrowers’ election of the LIBOR Option for a permitted portion of the Advances or the Term Loan and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (Massachusetts time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.
               (ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”). A certificate of Agent or a Lender delivered to Administrative Borrower setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.
               (iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000.
          (c) Conversion. Borrowers may convert LIBOR Rate Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of

Parent’s and its Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii) above.
          (d) Special Provisions Applicable to LIBOR Rate.
               (i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in income tax laws or with respect to an amount of any Indemnifiable Taxes imposed on or with respect to any payment made by any Loan Party hereunder or under any other Loan Document, Other Taxes, Excluded Taxes and any related costs, in each case which shall be governed solely by Section 16) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).
               (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
          (e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.

     2.13. Capital Requirements.
          (a) If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Administrative Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          (b) If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) (any such Lender, a “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i) or Section 2.13(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i) or Section 2.13(a), as applicable, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.
     2.14. Joint and Several Liability of Borrowers.
          (a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
          (b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them. Without limiting the foregoing, each of Parent, Arch and Wireless acknowledge and agree that it is jointly and severally liable with Amcom for the Existing Obligations.
          (c) If and to the extent that any Borrower shall fail to make any payment with respect to any o f the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.
          (d) The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.
          Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.
          (e) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
          (f) The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.
          (g) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or

Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
          (h) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).
     2.15. Effect of Amendment and Restatement.
          This Agreement shall become effective upon the Closing Date. Upon the Closing Date, the indebtedness, obligations and other liabilities of Amcom previously governed by the Original Credit Agreement (the “Existing Obligations”) shall continue in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement and the Existing Obligations shall be Obligations under this Agreement. The Existing Obligations shall include all interest, fees and other amounts accrued through Closing Date under the Original Credit Agreement. The Existing Obligations, together with any and all additional Obligations incurred by Borrowers hereunder or under any of the other Loan Documents shall continue to be secured by the Collateral. The execution and delivery of this Agreement shall not constitute a novation or repayment of the Existing Obligations. Each Borrower hereby reaffirms its obligations under the Loan Documents executed and delivered by it prior to the date hereof in connection with the Original Credit Agreement. Borrowers, Agent and the Lenders further agree that each reference to the “Credit Agreement” contained in any agreement, instrument or document executed and/or delivered in connection with the Original Credit Agreement, shall be deemed to be a reference to this Agreement.
3.	CONDITIONS; TERM OF AGREEMENT.
     3.1. Conditions Precedent to the Effectiveness.
          The effectiveness of this Agreement is subject to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of the additional term loans pursuant to Section 2.2 by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

     3.2. Conditions Precedent to all Extensions of Credit.
          The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:
          (a) the representations and warranties of Parent or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and
          (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.
     3.3. Term.
          This Agreement shall continue in full force and effect for a term ending on September 3, 2014 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
     3.4. Effect of Termination.
          On the date of such termination as provided in Section 3.3, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including the requirement that Borrowers provide (a) Letter of Credit Collateralization and (b) Bank Product Collateralization). No termination of this Agreement, however, shall relieve or discharge Parent or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.
     3.5. Early Termination by Borrowers.
          Borrowers have the option, at any time upon 3 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage, and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.
     3.6. Post-closing Covenants.
          (a) Arch shall use commercially reasonable efforts to deliver to Agent a certificate of status issued by the appropriate officer of the Commonwealth of Virginia within 10 days after the Closing Date, which certificate shall indicate that Arch is in good standing in the Commonwealth of Virginia.
          (b) Within 10 days after the Closing Date, Agent shall have received a certificate of insurance with respect to the property insurance of Amcom, in form and substance reasonably satisfactory to Agent.
          (c) Arch shall cause Metrocall Ventures, Inc. to use commercially reasonable efforts to deliver to Agent a certificate of status issued by the appropriate officer of the Commonwealth of Virginia within 30 days after the Closing Date, which certificate shall indicate that Metrocall Ventures, Inc. is in good standing in the Commonwealth of Virginia.
          (d) Wireless shall use commercially reasonable efforts to obtain a Collateral Access Agreement with respect to the premises located at 3000 Technology Drive, Plano, Texas 75074 within 30 days after the Closing Date.
          (e) Within 365 days after the Closing Date, Parent shall (i) cause all Loan Parties to execute and record with the United States Patent and Trademark Office or the Unites States Copyright Office, as applicable, all assignments or other documents necessary to demonstrate to Agent’s reasonable satisfaction that such Loan Party owns correct and clear title to all trademarks, patents and copyrights that such Loan Party actually owns and (ii) cause all necessary lien releases to be executed and recorded with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, to release all security interests (other than those in favor of the Agent), including without limitation those in favor of UBS AG (Stamford Branch), filed against any trademarks, patents and copyrights owned by the Loan Parties; provided, however, that the failure to satisfy any of the foregoing requirements in this clause (e) within the time period provided shall not cause an Event of Default hereunder so long as no other Event of Default hereunder is then outstanding and the applicable Loan Party is using commercially reasonable efforts to satisfy such foregoing requirements.
4.	REPRESENTATIONS AND WARRANTIES.
          In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

     4.1. Due Organization and Qualification; Subsidiaries.
          (a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
          (b) Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of Parent, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.
          (c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.11), is a complete and accurate list of Parent’s direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
          (d) Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Parent nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Parent’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock
     4.2. Due Authorization; No Conflict.
          (a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
          (b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
     4.3. Governmental Consents.
          The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to the Agent for filing or recordation, as of the Closing Date.
     4.4. Binding Obligations; Perfected Liens.
          (a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
          (b) The Agent’s Liens are validly created, perfected (other than (i) in respect of motor vehicles and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.11, and subject only to the filing of financing statements), and first priority Liens, subject only to Permitted Liens.
     4.5. Title to Assets; No Encumbrances.
          Each of the Loan Parties and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in Real Property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
     4.6. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
          (a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

          (b) The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.15).
          (c) Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).
          (d) As of the Closing Date, no Loan Party and no Subsidiary of a Loan Party holds any commercial tort claims that exceed $100,000 in amount, except as set forth on Schedule 4.6(d).
     4.7. Litigation.
          (a) There are no actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.
          (b) Schedule 4.7(b) sets forth a complete and accurate description, with respect to each of the actions, suits, or proceedings that, as of the Closing Date, is pending or, to the best knowledge of Borrowers, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the maximum amount of the liability of Loan Parties and their Subsidiaries in connection with such actions, suits, or proceedings, (iv) the status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (v) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.
     4.8. Compliance with Laws.
          No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Change.
     4.9. No Material Adverse Change.
          All financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2010, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries taken as a whole.
     4.10. Fraudulent Transfer.
          (a) The Loan Parties and their Subsidiaries, on a consolidated basis, are Solvent.
          (b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
     4.11. Employee Benefits.
          No Loan Party, none of their Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
     4.12. Environmental Condition.
          Except as set forth on Schedule 4.12, (a) to Borrowers’ knowledge, no Loan Party’s or its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrowers’ knowledge, no Loan Party’s or its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.
     4.13. Intellectual Property.
          (a) Each Loan Party owns, or is licensed, or otherwise possesses legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights that are reasonably necessary for the operation of their respective businesses as currently conducted. Schedule 4.13(a) contains a complete and correct list of all of each Loan Party’s patents and patent applications; trademark and service mark registrations and applications for registration thereof; domain names; copyright registrations and applications for registration thereof; and computer software owned or used by each Loan Party (excluding Commercial Software), in each case that is material to the conduct of the business as currently conducted. Each Loan Party has licenses for all Commercial Software that is material to its business and no Loan Party has any obligation to pay fees, royalties and other amounts at any time pursuant to any such license.
          (b) Schedule 4.13(b) sets forth a complete list of all (excluding Commercial Software and licenses under which any Loan Party licenses its products to its customers in the ordinary course of its business) (i) licenses, sublicenses and other agreements as to which any Loan Party is a party (as licensor, licensee or otherwise) and pursuant to which any Loan Party or any other Person is authorized to use, sell, distribute or license any Proprietary Rights and (ii) licenses, sublicenses or other agreements with resellers and distributors that grant any rights to use or modify and resell or sublicense any Loan Party software products. The applicable Loan Party has delivered to Agent correct and complete copies of all such licenses, sublicenses and agreements (as amended to date). No Loan Party is in violation, in any respect, of any such license, sublicense or agreement except where such violation would not reasonably be expected to result in a Material Adverse Change.
          (c) Except for Commercial Software and Embedded Products for which the applicable Loan Party has valid non-exclusive licenses, each Loan Party is the sole and exclusive owner of the Proprietary Rights (free and clear of any Liens) used by it, and has sole and exclusive rights to the use and distribution therefor or the material covered thereby in connection with the services or products in respect of which such Proprietary Rights are currently being used, sold, licensed or distributed. Except as set forth on Schedule 4.13(c) and other than (i) software which by the terms of its own license explicitly permits the licensee to distribute the software together with other commercial programs with no restrictions on such Loan Party’s ability to charge fees for such distribution and with no restriction on such Loan Party’s right to receive payments for transfer of its Proprietary Rights and (ii) separate software modules or programs that a Loan Party has elected to make available without a fee, no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated, in any manner, into any Loan Party software products. Schedule 4.13(c) under the heading “Embedded Products” lists all (excluding Commercial Software) Embedded Products which are material to the business of the applicable Loan Party as it is currently conducted. The applicable Loan Party has delivered to Agent correct and complete copies of all such licenses, sublicenses and agreements (as amended to date). No Loan Party is in violation of any such license, sublicense or agreement except where such violation would not reasonably be expected to result in a Material Adverse Change. No Loan Party is contractually obligated to pay compensation to any third party with respect to any Proprietary Rights other than with respect to Commercial Software or Embedded Products, except pursuant to the agreements disclosed on Schedule 4.13(c).
          (d) Except as disclosed on Schedule 4.13(d), (i) no Loan Party has knowledge that it has infringed on any intellectual property rights of any third party and (ii) to each Loan Party’s knowledge, none of the material Proprietary Rights infringes on any intellectual property rights of any third party.
          (e) Except as disclosed on Schedule 4.13(e), and except for those claims which could not reasonably be expected to result in a Material Adverse Change, no claims with respect to the Proprietary Rights are pending or, to the knowledge of any Loan Party, threatened against any Loan Party (i) alleging that the manufacture, sale, licensing or use of any Proprietary Rights as now manufactured, sold, licensed or used by any Loan Party or, to the knowledge of any Loan Party, as now manufactured, sold license or used by any third party infringes on any intellectual property rights of any third party, (ii) against the use by any Loan Party or, to the knowledge of any Loan Party, against the use by any third party of any technology, know-how or computer software used in any Loan Party’s business as currently conducted or (iii) challenging the ownership by any Loan Party, or the validity or effectiveness, of any such Proprietary Rights.
          (f) Except as disclosed on Schedule 4.13(f), no Loan Party has entered into any agreement under which such Loan Party is restricted, and is not otherwise restricted, (i) from selling, licensing or otherwise distributing any of its products to any class or type of customers or through any type of channel in any geographic area or during any period of time, or (ii) from combining, incorporating, embedding or bundling or allowing others to combine, incorporate, embed or bundle any of its products with those of another party; except in each case where such restriction or agreement would not reasonably be expected to result in a Material Adverse Change. The applicable Loan Party has delivered to Agent correct and complete copies of all such agreements (as amended to date).
          (g) Each Loan Party has taken all security measures in its reasonable discretion to safeguard and maintain its property rights in all Proprietary Rights owned by such Loan Party. All officers, employees and consultants of each Loan Party who have access to proprietary information have executed and delivered to such Loan Party an agreement regarding the protection of proprietary information, and all employees and consultants involved in the development of Proprietary Rights for any Loan Party have executed and delivered to such Loan Party an assignment to such Loan Party of all Proprietary Rights arising from the services performed for such Loan Party by such Persons. No current or prior officer, employee or consultant of any Loan Party claims, and no Loan Party is aware of any grounds to assert a claim to, or any ownership interest in, any Proprietary Right owned by any Loan Party as a result of having been involved in the development of such property while employed by or consulting to any Loan Party or otherwise. Except as disclosed on Schedule 4.13(g) and except for Embedded Products or Commercial Software, all of the computer software products within the Proprietary Rights owned by any Loan Party have been developed by employees of such Loan Party within the scope of their employment, as a “work made for hire” and was directed by such Loan Party to work on Company Software, or by consultants who have assigned all rights to such products to such Loan Party and whose names are listed on Schedule 4.13(g) or have otherwise been assigned to or licensed for such use by such Loan Party.
          (h) Except as described in Schedule 4.13(h), no government funding or university or college facilities were used in the development of the computer software programs or applications owned by any Loan Party.
          (i) The Proprietary Rights of each Loan Party that are sold or licensed to customers of the applicable Loan Party are and have at all times been in compliance with all laws, rules, regulations, and orders of any Governmental Authority applicable thereto, except for such instances of non-compliance which could not reasonably be expected to have a Material Adverse Change.

     4.14. Leases.
          Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
     4.15. Deposit Accounts and Securities Accounts.
          Set forth on Schedule 4.15 (as updated pursuant to the provisions of the Security Agreement from time to time) is a listing of all of the Loan Parties’ and their Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
     4.16. Complete Disclosure.
          All factual information (taken as a whole) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrowers’ good faith estimate of the Loan Parties’ and their Subsidiaries future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries and no assurances can be given that such projections or forecasts will be realized).
     4.17. [Intentionally Omitted]
     4.18. Patriot Act.
          To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
     4.19. Indebtedness.
          Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness.
     4.20. Payment of Taxes.
          Except as otherwise permitted under Section 5.5 and except as would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change, (a) all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, (b) each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable, and (c) no Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being actively contested by such Loan Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor. No Loan Party nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as would not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Change.
     4.21. Margin Stock.
          No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.
     4.22. Governmental Regulation.
          No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

     4.23. OFAC.
          No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has a more than 10% of its assets located in Sanctioned Entities, or (c) derives more than 10% of its revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. The proceeds of any Advance or of the Term Loan will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
     4.24. Other Documents.
          (a) Parent has delivered to Agent a complete and correct copy of the Merger Documents, including all schedules and exhibits thereto. The execution, delivery and performance of each of the Merger Documents has been duly authorized by all necessary action on the part of Borrowers. Each Merger Document is the legal, valid and binding obligation of the Loan Party a party thereto, enforceable against such Loan Party in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors’ rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought. No Loan Party is in default in the performance or compliance with any provisions thereof. All representations and warranties made by each Loan Party in the Merger Documents and in the certificates delivered in connection therewith are true and correct in all material respects. To Borrowers’ knowledge, none of the representations or warranties in the Merger Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Change.
          (b) The Merger was consummated and was effective on or before the Closing Date, in accordance with all applicable laws. All requisite approvals by Governmental Authorities having jurisdiction over any Loan Party, with respect to the Merger, were obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Lenders.
     4.25. Location of Inventory and Equipment.
          The Inventory and Equipment is located only in the United States.
5.	AFFIRMATIVE COVENANTS.
          Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries to do all of the following:

     5.1. Financial Statements, Reports, Certificates.
          Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 at the times specified therein. In addition, each Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Parent. In addition, each Borrower agrees to maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (b) maintain its billing systems/practices as disclosed to Agent prior to the Closing Date and shall only make material modifications thereto with notice to Agent.
     5.2. Collateral Reporting.
          Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.
     5.3. Existence.
          Except as otherwise permitted under Section 6.3, maintain and preserve at all times in full force and effect its existence (including being in good standing in its jurisdiction of organization) and all rights and franchises, licenses and permits material to its business.
     5.4. Maintenance of Properties.
          Maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Change), and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest.
     5.5. Taxes.
          Cause all assessments and taxes (other than assessments and taxes which in the aggregate do not exceed $500,000) imposed, levied, or assessed by a Governmental Authority against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or tax that has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such assessment or tax. Each Borrower will and will cause each of its Subsidiaries to make timely payment or deposit of all withholding and “trust fund” type taxes required of it and them by applicable laws, and will, upon reasonable request, furnish Agent with proof reasonably satisfactory to Agent indicating that it and its Subsidiaries have made such payments or deposits.
     5.6. Insurance.
          At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain (with respect to each of their Subsidiaries) business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be with responsible and reputable insurance companies and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to Agent. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to Agent, with the loss payable and additional insured endorsement in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If Borrowers fail to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Borrowers shall give Agent prompt notice of any loss exceeding $500,000 covered by its casualty or business interruption insurance. So long as no Event of Default has occurred and is continuing, Borrowers shall have the exclusive right to adjust any losses payable under any such insurance policies that are less than $500,000. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
     5.7. Inspection.
          Permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrowers.
     5.8. Compliance with Laws.
          Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-

compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     5.9. Environmental.
          (a) Except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, keep any property either owned or operated by Parent or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens.
          (b) Except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, comply, in all respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests.
          (c) Except where the failure to do so would not reasonably be expected to result in a Material Adverse Change, promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Parent or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law.
          (d) Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Parent or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Parent or its Subsidiaries, and (iii) notice of a violation, citation, or other administrative order, in each case which could reasonably be expected to result in a Material Adverse Change.
     5.10. Disclosure Updates.
          Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
     5.11. Formation of Subsidiaries.
          At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, such Loan Party shall (a) within 15 days of such formation or acquisition cause any such new Subsidiary to provide to Agent a joinder to the Security Agreement and a Guaranty or joinder to this Agreement, together with such other security documents (including mortgages with respect to any Real Property owned in fee of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary); provided that a Guaranty, joinder to this Agreement, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Subsidiary of any Loan Party that is a CFC or a Subsidiary of a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such joinder to this Agreement, Guaranty, executing any security documents or perfecting the security interests created thereby are unreasonably excessive (as determined by Agent in consultation with Administrative Borrower) in relating to the benefits of Agent and the Lenders of the security or guarantee afforded thereby, (b) within 10 days of such formation or acquisition (or such latter date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary reasonably satisfactory to Agent; provided that only 65% of the total outstanding voting Stock of any first tier Subsidiary of any Loan Party that is a CFC and none of the total outstanding Stock of any Subsidiary of such CFC shall be required to be pledged, and (c) within 10 days of such formation or acquisition (or such latter date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its reasonable opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all Real Property owned in fee and subject to a mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document.
     5.12. Further Assurances.
          At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect the Agent’s Liens in all of the assets of Parent and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents); provided that the foregoing shall not apply to any Subsidiary of a Loan Party that is a CFC or a Subsidiary of a CFC if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with Administrative Borrower) in relating to the benefits of Agent and the Lenders of the benefits afforded thereby. To the maximum extent permitted by applicable law, if a Default or Event of Default exists, each Borrower authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Parent and its Subsidiaries and all of the outstanding Capital Stock of Parent’s

Subsidiaries (subject to limitations contained in the Loan Documents with respect to a Subsidiary that is a CFC or a Subsidiary of a CFC).
     5.13. Lender Meetings.
          Within 90 days after the close of each fiscal year of Parent, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Parent and its Subsidiaries and the projections presented for the current fiscal year of Parent.
     5.14. [Intentionally Omitted]
     5.15. Location of Inventory and Equipment.
          Keep each Loan Parties’ Inventory and Equipment located only in the United States and their chief executive offices only at the locations identified on Schedule 4.6(b); provided, however, that Borrowers may amend Schedule 4.6(b) so long as such amendment occurs by written notice to Agent not less than 10 days prior to the date on which such chief executive office is relocated and so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrowers provide Agent a Collateral Access Agreement with respect thereto.
     5.16. [Intentionally Omitted]
     5.17. Maintenance Proprietary Rights.
          (a) Continue to own, or be licensed, or otherwise possess legally enforceable rights, to use, sell or license, as applicable, all Proprietary Rights used or held for use in the business of such Loan Party, and maintain licenses for Commercial Software used in its business without any obligation to pay fees, royalties or other amounts with respect thereto (except in connection with the sale by a Loan Party of its products in the ordinary course of its business).
          (b) Not violate, in any material respect, any license, sublicense or agreement of the kind or type described in Schedule 4.13(b), and each such license, sublicense and agreement will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing Date (except for such licenses, sublicenses or agreements that expire at the end of their term, so long as such licenses, sublicenses or agreements are replaced or do not affect the value of Loan Parties’ Proprietary Rights). After the Closing Date, no Loan Party shall enter into any license, sublicense or other agreement of the type described in Section 4.13(b) unless such Loan Party’s rights thereunder may be assigned without the consent of any Person in connection with the sale of business in which such rights are utilized and such Loan Party delivers to Agent a copy thereof.
          (c) Continue to be the sole and exclusive owner of the Proprietary Rights (free and clear of any Liens except Permitted Liens) used by it, and continue to have the sole and exclusive rights to the use and distribution thereof or the material covered thereby in connection with the services or products in respect of which such Proprietary Rights are currently being used, sold, licensed or distributed. After the Closing Date, no Loan Party shall incorporate any Embedded Products (other than Commercial Software) into its products unless such Loan Party’s rights with respect to such Embedded Products may be transferred without the consent of any Person in connection with the sale of business in which such Embedded Products are utilized. No open source or public library software shall become, in whole or in part, embodied or incorporated, in any manner, into any Loan Party software products. No Loan Party shall violate any such license, sublicense or agreement, and each such license, sublicense and agreement will continue to be legal, valid, binding, enforceable and in full force and effect following the Closing Date. No Loan Party shall become obligated to pay compensation to any third party with respect to any Proprietary Rights, except (i) pursuant to the agreements disclosed on Schedule 4.13(c), (ii) or which are approved by Agent or (iii) to holders of Commercial Software licenses in connection with the sale by a Loan Party of its products in the ordinary course of its business.
          (d) To the best knowledge of each Loan Party, not infringe or permit any Proprietary Rights to infringe, any intellectual property rights of any third party.
          (e) Promptly notify Agent of any claims with respect to the Proprietary Rights made or, to the knowledge of any Loan Party, threatened against any Loan Party or any other Person, (i) alleging that the manufacture, sale, licensing or use of any Proprietary Rights as then manufactured, sold, licensed or used by any Loan Party or any third party infringes on any intellectual property rights of any third party, (ii) against the use by any Loan Party or any third party of any technology, know-how or computer software used in any Loan Party’s business then conducted or (iii) challenging the ownership by any Loan Party, or the validity or effectiveness, of any such Proprietary Rights.
          (f) [Intentionally Omitted].
          (g) Take all reasonable security measures necessary in Borrowers’ reasonable business judgment to safeguard and maintain its property rights in all Proprietary Rights owned by such Loan Party. Each Loan Party shall cause all officers, employees and consultants of such Loan Party who have access to proprietary information to execute and deliver to such Loan Party an agreement regarding the protection of proprietary information, and assignment to or ownership by such Loan Party of all Proprietary Rights arising from the services performed for such Loan Party by such Persons. Administrative Borrower shall promptly notify Agent if any Loan Party becomes aware of any officer, employee or consultant of a Loan Party having grounds to assert a claim to, or any ownership interest in, any Proprietary Right as a result of having been involved in the development of such property while employed by or consulting to any Loan Party or otherwise. Except for Embedded Products or Commercial Software, all of the computer software products within the Proprietary Rights owned by any Loan Party shall be developed by employees of such Loan Party within the scope of their employment, as a “work made for hire” and pursuant to directions by such Loan Party to work on Company Software, or by consultants who assign all rights to such products to such Loan Party or have otherwise been assigned to or licensed for such use by such Loan Party.
          (h) Not use government funding or university or college facilities in the development of the computer software programs or applications owned by any Loan Party.

          (i) Cause the Proprietary Rights of each Loan Party to be sold or licensed to customers of the applicable Loan Party in compliance with all Laws applicable thereto, except for such instances of non-compliance which could not reasonably be expected to have a Material Adverse Change.
6. NEGATIVE COVENANTS.
          Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries to do all of the following:
     6.1. Indebtedness.
          Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
     6.2. Liens.
          Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
     6.3. Restrictions on Fundamental Changes.
          (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, except for (i) any merger between Loan Parties, provided that a Borrower (other than Parent) must be the surviving entity of any such merger to which it is a party, (ii) any merger between Loan Parties and Subsidiaries of a Borrower that are not Loan Parties so long as such Loan Party is the surviving entity of any such merger, and (iii) any merger between Subsidiaries of a Borrower that are not Loan Parties,
          (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of non-operating Subsidiaries of a Borrower with nominal assets and nominal liabilities, (ii) the liquidation or dissolution of a Loan Party (other than a Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of a Borrower that is not a Loan Party (other than any such Subsidiary the Stock of which (or any portion thereof) is subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving;
          (c) Suspend or go out of a substantial portion of its or their business, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4; or
          (d) Create, establish or acquire any Subsidiary that is not organized under the laws of a state of the United States or the District of Columbia.

     6.4. Disposal of Assets.
          Other than Permitted Dispositions, Permitted Investments, or transactions expressly permitted by Sections 6.3 and 6.9, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Parent’s or its Subsidiaries assets.
     6.5. Change Name.
          Change Parent’s or any of its Subsidiaries’ name, organizational identification number, state of organization or organizational identity; provided, however, that Parent or any of its Subsidiaries may change their names upon at least 10 days prior written notice to Agent of such change.
     6.6. Nature of Business.
          Make any change in the nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably related to the conduct of such business activities; provided that Parent and its Subsidiaries may engage in any business that is reasonably related or ancillary to its or their business.
     6.7. Prepayments and Amendments.
          (a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,
               (i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (i) the Obligations in accordance with this Agreement, and (ii) Permitted Intercompany Advances, provided that Loan Parties shall be permitted to optionally prepay Permitted Indebtedness not exceeding $500,000 for any rolling twelve month period so long as no Default or Event of Default is in existence or would be caused by such payment,
               (ii) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or
          (b) Directly or indirectly, amend, modify, or change any of the terms or provisions of
               (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1 (other than (A) the Obligations in accordance with this Agreement and (B) Permitted Intercompany Advances), except to the extent that such amendment, modification, alteration, increase or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders,

               (ii) any Material Contract except to the extent that such amendment, modification, alteration, increase, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or
               (iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
     6.8. Change of Control.
          Cause, permit, or suffer, directly or indirectly, any Change of Control other than as a result of the Merger.
     6.9. Distributions.
          Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire, any of its Stock, of any class, whether now or hereafter outstanding; provided, however, that, so long as it is permitted by applicable law,
          (a) Borrowers’ direct and indirect Subsidiaries may declare and pay dividends on their Stock to a Borrower or direct or indirect wholly owned Subsidiary of a Borrower;
          (b) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Parent may make distributions to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Parent held by such Persons, provided,however, that the aggregate amount of such redemptions made by Parent during the term of this Agreement shall not exceed $500,000;
          (c) So long as no Default or Event of Default exists or would be caused thereby, Parent may (i) declare and pay dividends of up to $25,000,000 in any fiscal year of Parent and (ii) at any time after December 31, 2011, repurchase Stock of Parent up to an aggregate amount not to exceed $10,000,000 during the period commencing on the Closing Date and ending on the Maturity Date so long as after giving effect to any such repurchase, the sum of Excess Availability plus Qualified Cash exceeds $10,000,000; and
          (d) So long as Parent and its direct and indirect Subsidiaries file a consolidated return for United States federal income tax purposes (or a combined or consolidated return for state or local income tax purposes), Parent’s direct and indirect Subsidiaries may make such payments, at such times and in such amounts, as are necessary to permit Parent and its Subsidiaries to pay any income tax liability to the extent attributable to the taxable income of Parent or its Subsidiaries as a result of filing such consolidated or combined tax returns; provided, however, that no Loan Party shall make any such payment in excess of the amount it would have incurred for income taxes had no such consolidated or combined return been filed.

     6.10. Accounting Methods.
          Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).
     6.11. Investments.
          Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (other than (a) an aggregate amount of not more than $100,000 at any one time, in the case of Parent and its Subsidiaries (other than those that are CFCs), and (b) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for Parent’s or its Subsidiaries’ employees) Parent and its Subsidiaries shall not have Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless Parent or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments; provided further, however that Loan Parties (other than Amcom) shall not be required to enter into Control Agreements until 45 days following the Closing Date. Subject to the foregoing proviso, Borrowers shall not and shall not permit their Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account. Notwithstanding the foregoing, Subsidiaries of Parent that are CFCs or Subsidiaries of CFCs shall not be required to enter into a Control Agreement with respect to any Deposit Account or Securities Account and such CFCs or Subsidiaries of CFCs shall not permit the aggregate amount of funds in Deposit Accounts and Securities Accounts to exceed $400,000 at any time.
     6.12. Transactions with Affiliates.
          Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower or any of its Subsidiaries except for:
          (a) transactions (other the payment of management, consulting, monitoring, or advisory fees) between Parent or its Subsidiaries, on the one hand, and any Affiliate of Parent or its Subsidiaries, on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) are fully disclosed to Agent prior to the consummation thereof, if they involve one or more payments by Parent or its Subsidiaries in excess of $500,000 for any single transaction or series of related transactions, and (iii) are no less favorable, taken as a whole, to Parent or its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,
          (b) so long as it has been approved by Parent’s Board of Directors in accordance with applicable law, any indemnity provided for the benefit of directors of Parent,
          (c) so long as it has been approved by Parent’s Board of Directors, the payment of reasonable fees, compensation, or employee benefit arrangements to employees,

officers, and outside directors of Parent in the ordinary course of business and consistent with industry practice, and
          (d) transactions permitted by Section 6.3 or Section 6.9, or any Permitted Intercompany Advance.
Notwithstanding anything contained herein to the contrary, except for Permitted Intercompany Advances, no Loan Party shall make any loans, advances, Investments or transfers of property or engage in any other transaction with any Foreign Subsidiary without the prior written consent of Agent.
     6.13. Use of Proceeds.
          (a) Use the proceeds of the Advances and the Term Loan made on the Closing Date for any purpose other than (i) to pay a portion of the merger consideration in connection with the Merger, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby; and (b) use the proceeds of Advances made after the Closing Date for any purpose other than consistent with the terms and conditions hereof, for its lawful and permitted purposes.
     6.14. Consignments.
          Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.
     6.15. Inventory and Equipment with Bailees.
          Store the Inventory or Equipment of Parent or its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party (except for servers stored on-site with customers for a period of not more than 90 days with an aggregate value for all customers not to exceed $500,000 at any one time).
     6.16. Each of Parent and Arch as Holding Company.
          Permit Parent or Arch to incur any liabilities (other than liabilities arising under the Loan Documents or liabilities of a type that are typically permitted of holding companies, including franchise and similar taxes), own or acquire any assets (other than the Stock of a Subsidiary) or engage itself in any operations or business, except in connection with its ownership, management and administration of its Subsidiaries, performance of its obligations and activities incedental thereto, and its right and obligations under the Loan Documents.
7. FINANCIAL COVENANTS.
          Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will comply with each of the following financial covenants:

          (a) Leverage Ratio. Have a Leverage Ratio, measured on a quarter-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Amount	Applicable Period
1.00	For the 12 month period ending June 30, 2011 and for the 12 month period ending on the last day of each quarter thereafter
          (b) Fixed Charge Coverage Ratio. Have a Fixed Charge Coverage Ratio, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
1.50	For the 3 month period ending June 30, 2011

1.40	For the 6 month period ending September 30, 2011

1.30	For the 9 month period ending December 31, 2011

1.20	For the 12 month period ending March 31, 2012

1.20	For the 12 month period ending June 30, 2012

1.20	For the 12 month period ending September 30, 2012

1.20	For the 12 month period ending December 31, 2012

1.15	For the 12 month period ending March 31, 2013 and for the 12 month period ending on the last day of each quarter thereafter
          (c) Minimum Maintenance Fee Revenue. Fail to maintain Maintenance Fee Revenue, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$18,600,000	For the 12 month period ending June 30, 2011

$19,000,000	For the 12 month period ending September 30, 2011

$19,300,000	For the 12 month period ending December 31, 2011

$19,700,000	For the 12 month period ending March 31, 2012

Applicable Amount	Applicable Period
$20,000,000	For the 12 month period ending June 30, 2012

$20,400,000	For the 12 month period ending September 30, 2012

$20,700,000	For the 12 month period ending December 31, 2012

$21,300,000	For the 12 month period ending March 31, 2013

$21,800,000	For the 12 month period ending June 30, 2013

$22,400,000	For the 12 month period ending September 30, 2013

$23,000,000	For the 12 month period ending December 31, 2013

$23,600,000	For the 12 month period ending March 31, 2014

$24,200,000	For the 12 month period ending June 30, 2014 and for the 12 month period ending on the last day of each quarter thereafter
8. EVENTS OF DEFAULT.
          Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
     8.1. If a Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;
     8.2. If any Loan Party or any of its Subsidiaries:
          (a) fails to perform or observe any covenant or other agreement contained in any of (i) Sections 3.6, 5.1, 5.2, 5.3, 5.6, 5.10, or 5.11, of this Agreement, (ii) Sections 6.1 through 6.16 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;
          (b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.4, 5.5, 5.7, 5.8, 5.12 or 5.17, of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Borrower or (ii) the date on which written notice thereof is given to a Borrower by Agent; or

          (c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of a Borrower or (ii) the date on which written notice thereof is given to a Borrower by Agent;
     8.3. If one or more judgments, orders, or awards involving an aggregate amount of $500,000, or more (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either the same is not released, discharged, bonded against, or stayed pending appeal (i) for any period of 45 consecutive days, or (ii) 5 days prior to the date on which any asset of such Loan Party or its Subsidiary is subject to being forfeited by such Loan Party or its Subsidiary;
     8.4. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;
     8.5. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;
     8.6. If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
     8.7. If there is a default in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $500,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;
     8.8. If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
     8.9. If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor;

     8.10. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral covered thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;
     8.11. Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by a Loan Party or its Subsidiaries, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; and
     8.12. The forfeiture, modification, loss, suspension, termination or revocation of, or failure to renew, any FCC License now held or hereafter acquired by any Loan Party, if such forfeiture, modification, loss, suspension, termination, revocation or failure to renew could reasonably be expected to result in a Material Adverse Change.
9. RIGHTS AND REMEDIES.
     9.1. Rights and Remedies.
          Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall, in each case by written notice to Administrative Borrower and in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following on behalf of the Lender Group:
          (a) declare the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable, whereupon the same shall become and be immediately due and payable, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrowers; and
          (b) declare the Revolver Commitments terminated, whereupon the Revolver Commitments shall immediately be terminated together with any obligation of any Lender hereunder to make Advances and the obligation of the Issuing Lender to issue Letters of Credit.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers.

     9.2. Remedies Cumulative.
          The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10. WAIVERS; INDEMNIFICATION.
     10.1. Demand; Protest; etc.
          Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.
     10.2. The Lender Group’s Liability for Collateral.
          Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
     10.3. Indemnification.
          Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Parent’s and its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Parent or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of Parent or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11. NOTICES.
          Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to a Borrower:	c/o USA MOBILITY, INC.
6850 Versar Center, Suite 420
Springfield, VA 22151
Attn: Sharon Woods
Fax No. (866) 382-1662

with copies to:	LATHAM & WATKINS LLP
555 Eleventh Street NW, Suite 100
Washington, DC 20004
Attn: William P. O’Neill
Fax No. (202) 637-2201

If to Agent:	WELLS FARGO CAPITAL FINANCE, LLC
One Boston Place, Suite 1800
Boston, Massachusetts 02108
Attn: Technology Finance Manager
Fax No. (617) 722-9485

with copies to:	GOLDBERG KOHN LTD.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603
Attn: Gary Zussman, Esq.
Fax No. (312) 332-2196
          Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 10, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening on business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
          (c) EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF

THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
     13.1. Assignments and Participations.
          (a) With the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned (and, so long as no Default or Event of Default is in existence, the Administrative Borrower, which consent shall not be unreasonably withheld or delayed), and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees (each an “Assignee”; provided that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by the Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by the Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.
          (b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a) of this Agreement.
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
          (d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
          (e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Parent or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
          (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Parent and its Subsidiaries and their respective businesses.
          (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
          (h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of each Obligation (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its Registered Loan to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loan to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
          (i) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain a register on which it enters the name and address of all participants and the principal amounts and interest in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Obligation (or other right or obligation) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary.
          (j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register and a register maintained in compliance with the last sentence of Section 13.1(h), in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
     13.2. Successors.
          This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by Borrowers is required in connection with any such assignment.
14. AMENDMENTS; WAIVERS.
      14.1. Amendments and Waivers.
          (a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrowers and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Borrowers, do any of the following:
               (i) increase the amount of or extend the expiration date of any Commitment of any Lender,
               (ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
               (iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)),
               (iv) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,
               (v) other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,
               (vi) change the definition of “Required Lenders” or “Pro Rata Share”,
               (vii) contractually subordinate any of the Agent’s Liens,
               (viii) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
               (ix) amend any of the provisions of Section 2.4(b)(i) or (ii),
               (x) amend Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee, or
               (xi) change the definition of Maximum Revolver Amount, Borrowing Base, Additional Term Loan Amount or Second Additional Term Loan Amount.
          (b) No amendment, waiver, modification, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,

          (c) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,
          (d) No amendment, waiver, modification, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders,
          (e) Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of Borrowers.
     14.2. Replacement of Holdout Lender.
          (a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders and if such action has received the consent, authorization, or agreement of the Required Lenders but not all of the Lenders, then Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace then any Lender (a “Holdout Lender”) that failed to give its consent, authorization, or agreement with one or more Replacement Lenders, and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
          (b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

     14.3. No Waivers; Cumulative Remedies.
          No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15. AGENT; THE LENDER GROUP.
     15.1. Appointment and Authorization of Agent.
          Each Lender hereby designates and appoints WFCF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 are solely for the benefit of Agent and the Lenders, and Parent and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFCF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Parent and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Parent and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Parent or its Subsidiaries, the Obligations, the Collateral, the Collections of Parent and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
     15.2. Delegation of Duties.
          Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
     15.3. Liability of Agent.
          None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Parent or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Parent or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Parent or its Subsidiaries.
     15.4. Reliance by Agent.
          Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite

Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.
     15.5. Notice of Default or Event of Default.
          Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
     15.6. Credit Decision.
          Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Parent and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

     15.7. Costs and Expenses; Indemnification.
          Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Parent and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses by Parent or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
     15.8. Agent in Individual Capacity.
          WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFCF or its Affiliates may receive information regarding any Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of such Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.

     15.9. Successor Agent.
          Agent may resign as Agent upon 30 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders). If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the Lenders. If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Borrowers, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
     15.10. Lender in Individual Capacity.
          Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Parent and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
     15.11. Collateral Matters.
          (a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Parent or its Subsidiaries owned no interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Parent or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
          (b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Parent or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.
     15.12. Restrictions on Actions by Lenders; Sharing of Payments.
          (a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Parent or its Subsidiaries or any deposit accounts of Parent or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
          (b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
     15.13. Agency for Perfection.
          Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
     15.14. Payments by Agent to the Lenders.
          All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
     15.15. Concerning the Collateral and Related Loan Documents.
          Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.
     15.16. Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.
          By becoming a party to this Agreement, each Lender:
          (a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Parent or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
          (b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Parent and its Subsidiaries and will rely significantly upon Parent’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,
          (d) agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
     15.17. Several Obligations; No Liability.
          Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective

Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.
     16. WITHHOLDING TAXES.
          (a) Subject to the other provisions of this Section 16, all payments made by any Loan Party hereunder or under any other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any Taxes unless required by applicable law. In the event any deduction or withholding of Indemnifiable Taxes is required from payments made by or due from any Loan Party hereunder or under any other Loan Document, Borrowers agree to pay such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any Loan Document, including any amount paid pursuant to this Section 16(a), after withholding or deduction for or on account of any Indemnifiable Taxes, will not be less than the amount that would have been received under this Agreement or other Loan Document had such withholding or deduction not been made; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s or other recipient’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). If any Borrower is required to deduct or withhold Taxes from any payments made by such Borrower hereunder or under any other Loan Document, the applicable Borrower will furnish to Agent as soon as practicable after the date the payment of any Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers or such other evidence of payment as is reasonably satisfactory to Agent.
          (b) Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar governmental levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”), except for any such Other Taxes resulting from any assessment or grant of an assignment or participation pursuant to Section 13, unless such assignment or participation was requested by Borrowers.
          (c) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation and Agent) one of the following before receiving its first payment under this Agreement:

               (i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalties of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
               (ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
               (iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender or Participant, a properly completed and executed copy of IRS Form W-8ECI;
               (iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or
               (v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax;
in each case claiming such exception or reduction to which such Lender or Participant is entitled. Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation and Agent) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
Each Lender shall deliver to the Borrowers and Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrowers or Agent as may be necessary for the Borrowers or Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
          (d) If a Lender or Participant claims an exemption or reduction from withholding tax in a jurisdiction other than the United States, such Lender or such Participant shall deliver to Agent (or, in the case of a Participant, to the Lender granting the participation and Agent) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section

16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation and Agent) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (e) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation and Agent) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee shall provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto as if it were a Lender but in no event shall any Participant be entitled to any greater benefit under this Section 16 than what the Lender granting such participation would have been entitled to if such participation had not been granted.
          (f) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (and, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction as may be required by law. If the forms or other documentation required by subsection (c) or (d) of this Section 16 are not delivered to Agent (and, in the case of a Participant, to the Lender granting the participation), then Agent (and, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax as may be required by law.
          (g) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, by the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent

(or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.
          (h) If Agent or a Lender or a Participant determines, in good faith and its reasonable discretion, that it has received a refund of any Indemnifiable Taxes or Other Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to such Indemnifiable Taxes or Other Taxes giving rise to such a refund), net of all reasonable out-of-pocket expenses of Agent, such Lender or such Participant, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent, such Lender or such Participant, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent, such Lender or such Participant in the event Agent, such Lender or such Participant is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent, any Lender or any Participant to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.
          (i) The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) for the full amount of Indemnifiable Taxes or Other Taxes arising in connection with this Agreement or any other Loan Document (including, without limitation, any Indemnifiable Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 16) paid by such Indemnified Person and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification, as and when they are incurred and irrespective of whether suit is brought, (in each case other than Excluded Taxes), whether or not such Indemnifiable Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnifiable Taxes or Other Taxes resulting from gross negligence or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction). This Section 16(i) shall survive the termination of this Agreement and the repayment of the Obligations.
17. GENERAL PROVISIONS.
     17.1. Effectiveness.
          Subject to Section 3.1, this Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

     17.2. Section Headings.
          Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17.3. Interpretation.
          Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     17.4. Severability of Provisions.
          Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     17.5. Bank Product Providers.
          Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.
     17.6. Debtor-Creditor Relationship.
          The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
     17.7. Counterparts; Electronic Execution.
          This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     17.8. Revival and Reinstatement of Obligations.
          If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or Guarantors automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     17.9. Confidentiality.
          (a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Parent and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by Borrowers or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vi) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that any such assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 17.9(a) shall survive for a period of 2 years after the payment in full of the Obligations.
          (b) Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

     17.10. Lender Group Expenses.
          Borrowers agree to pay any and all Lender Group Expenses promptly after demand therefor by Agent and agrees that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.
     17.11. USA PATRIOT Act.
          Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act.
     17.12. Integration.
          This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
     17.13. Parent as Agent for Borrowers.
          Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
[Signature pages to follow.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

USA MOBILITY, INC., a Delaware corporation
By:	/s/ Vincent D. Kelly
	Name:	Vincent D. Kelly
	Title:	President

ARCH WIRELESS, INC., a Delaware corporation
By:	/s/ Vincent D. Kelly
	Name:	Vincent D. Kelly
	Title:	President

USA MOBILITY WIRELESS, INC., a Delaware corporation
By:	/s/ Vincent D. Kelly
	Name:	Vincent D. Kelly
	Title:	President

AMCOM SOFTWARE, INC., a Delaware corporation
By:	/s/ Vincent D. Kelly
	Name:	Vincent D. Kelly
	Title:	Chief Executive Officer

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender
By:	/s/ Andrea E. Bernard
	Name:	Andrea E. Bernard
	Title:	Vice President

Signature Page to Amended and Restated Credit Agreement

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
          “Account” means an account (as that term is defined in the Code).
          “Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
          “ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Parent or its Subsidiaries.
          “Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person.
          “Additional Documents” has the meaning specified therefor in Section 5.12.
          “Additional Term Loan Amount” means $20,472,000.
          “Administrative Borrower” has the meaning specified therefor in Section 17.13.
          “Advances” has the meaning specified therefor in Section 2.1(a).
          “Affected Lender” has the meaning specified therefor in Section 2.13(b).
          “Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of Section 6.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
          “Agent” has the meaning specified therefor in the preamble to the Agreement.
          “Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

Schedule 5.2 — Page 1

          “Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.
          “Agent’s Liens” means the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents.
          “Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
          “Application Event” means the occurrence of (a) a failure by any Borrower to repay all of the Obligations on the Maturity Date, (b) an Event of Default and the election by the Required Lenders to declare all or any portion of the Obligations to be due and payable, to terminate the Revolver Commitment, or to exercise remedies against the Collateral, or (c) an Event of Default and the election by the Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii).
          “Assignee” has the meaning specified therefor in Section 13.1(a).
          “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
          “Authorized Person” means any one of the individuals identified on Schedule A-2.
          “Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations).
          “Bank Product” means any financial accommodation extended to Parent or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.
          “Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
          “Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products.
          “Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and (b) all amounts that Parent or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries.
          “Bank Product Provider” means Wells Fargo or any of its Affiliates.
          “Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
          “Base LIBOR Rate” means the greater of (a) 1.5% per annum and (b) rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.
          “Base Rate” means the greatest of (a) 2.5% per annum, (b) the Base LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point, (c) the Federal Funds Rate plus 1/2%, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
          “Base Rate Loan” means the portion of the Advances or the Term Loan that bears interest at a rate determined by reference to the Base Rate.
          “Base Rate Margin” means, 3.75 percentage points.
          “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) that is subject to ERISA and for which Parent or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
          “Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
          “Borrower” has the meaning specified therefor in the preamble to the Agreement.
          “Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

          “Borrowing Base” means, as of any date of determination, the sum of 70% of the amount of Accounts reflected on the balance sheet of Wireless for the most recently ended month which has been delivered to Agent plus $4,000,000.
          “Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 as of such date of determination.
          “Borrowing Base Excess” has the meaning specified therefor in Section 2.4(d)(i).
          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in either the state of Massachusetts or the state of Virginia, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
          “Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed minus any capitalized software development costs to the extent deducted under the definition of EBITDA for such period.
          “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
          “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
          “Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a)

or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
          “CFC” means a controlled foreign corporation (as that term is defined in Section 957 of the IRC).
          “Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Parent fails to own 100% of the Stock of Arch or Arch fails to own 100% of the Stock of each of Wireless and Amcom.
          “Closing Date” means the date of the making of the additional term loans in the amount of the Second Additional Term Loan Amount.
          “Closing Date Projections” means the Projections dated as of January 14, 2011 delivered by Parent to Agent.
          “Code” means the Illinois Uniform Commercial Code, as in effect from time to time.
          “Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Parent or its Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.
          “Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
          “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).
          “Commercial Software” means packaged commercially available software programs generally available to the public which have been licensed to a Loan Party pursuant to end-user licenses.
          “Commitment” means, with respect to each Lender, its Revolver Commitment, its Term Loan Commitment, or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments, their Term Loan Commitments, or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and

Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.
          “Company Software” means proprietary rights in the software for which Proprietary Rights are owned by any Loan Party, including copyrights, trademarks, and trade secrets.
          “Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Parent to Agent.
          “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.
          “Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
          “Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.
          “Current Assets” means, as at any date of determination, the total assets of Parent and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.
          “Current Liabilities” means, as at any date of determination, the total liabilities of Parent and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan, the Swing Loans and the Advances) on a consolidated balance sheet of Parent and its Subsidiaries in accordance with GAAP.
          “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
          “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
          “Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

          “Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
          “Deposit Account” means any deposit account (as that term is defined in the Code).
          “Designated Account” means the Deposit Account identified on Schedule D-1.
          “Designated Account Bank” has the meaning specified therefor in Schedule D-1.
          “Dollars” or “$” means United States dollars.
          “EBITDA” means, with respect to any fiscal period:
(a)	Parent’s consolidated net earnings (or loss),
                         minus
(b)	without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i) any extraordinary, unusual, or non-recurring gains,
(ii) interest income,
(iii) any software development costs to the extent capitalized during such period, plus
(c)	without duplication, the sum of the following amounts of Parent for such period to the extent included in determining consolidated net earnings (or loss) for such period:
(i) Any extraordinary, unusual, or non-recurring non-cash losses,
(ii) interest expense,
(iii) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),
(iv) depreciation, amortization and accretion for such period,
(v) with respect to the Merger Agreement, costs, reasonable fees to Persons (other than Borrowers or any of their Affiliates), charges, or expenses incurred in connection therewith prior to, on or within 90 days of the Closing Date up to an aggregate amount not to exceed $4,000,000,
(vi) with respect to the Merger Agreement: purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules,
(vii) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of stock, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such stock, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss), in each case, determined on a consolidated basis in accordance with GAAP.
          For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), (a) if at any time during such Reference Period (and after the Closing Date), Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Parent and Agent and determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC) or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period, (b) EBITDA for the fiscal quarter ended September 30, 2010, shall be deemed to be $25,260,000 (c) EBITDA for the fiscal quarter ended December 31, 2010, shall be deemed to be $20,418,000, and (d) EBITDA for the period commencing January 1, 2011 and ending on the Closing Date shall be calculated for Parent as if Amcom and its Subsidiaries were Subsidiaries of Parent as of January 1, 2011.
          “Embedded Products” means all products containing components that are subject to licenses, sublicenses and other agreements as to which any Loan Party is a party and pursuant to which any Loan Party is authorized to use any third party patents, patent rights, trademarks, service marks, trade secrets or copyrights, including software, which are distributed by a Loan Party or incorporated in any existing product or service of a Loan Party.
          “Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) adjoining properties or businesses, or (c) or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.
          “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.
          “Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
          “Equipment” means equipment (as that term is defined in the Code).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
          “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).
          “Event of Default” has the meaning specified therefor in Section 8.
          “Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Parent and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Parent and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

          “Excess Cash Flow” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP:
          (a) EBITDA,
          plus
(b)	The sum of
(i) foreign, United States, state, or local tax refunds,
(ii) interest income, and
(iii) the amount of any decrease in Net Working Capital for such period, minus
(c)	The sum of
(i) the cash portion of Interest Expense and loan servicing fees paid during such fiscal period,
(ii) the cash portion of income taxes and distributions permitted by Section 6.9(b) paid during such period
(iii) the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 2.4(d)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period,
(iv) scheduled principal payments made in respect of the Term Loan, and
(v) the amount of any increase in Net Working Capital for such period.
          “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
          “Excluded Taxes” means with respect to any Lender or Participant: (i) Taxes imposed on the net income or net profits of such Lender or such Participant (including any branch profits Taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located or as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the Tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) Taxes to the extent arising solely from such Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d); (iii) any United States federal withholding Taxes to the extent imposed under the law as of the date such Foreign Lender becomes a party to the Agreement or designates a new lending office or changes its place of residence or other circumstance for tax purposes, other than any such designation or change made at the request of any Loan Party or to the extent that such Foreign Lender (or its assignor, if any) was entitled to receive an amount pursuant to Section 16(a), if any, with respect to such withholding tax at the time of designation of a new lending office, assignment or change in residence or other circumstance, as the case may be) and (iv) any tax imposed under FATCA.
          “Existing Letters of Credit” means (a) the letter of credit issued by Wachovia Bank to Travelers Casualty on behalf of Wireless with a face amount of $100,000 and an expiration date of September 16, 2011 and (b) the letter of credit issued by UBS Financial to Okaloosa County on behalf of Wireless with a face amount of $20,000 and an expiration date of December 28, 2011.
          “Extraordinary Receipts” means any cash received by Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(d)(ii)) consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action other than proceeds of a Loan Party’s accounts, (b) indemnity payments (other than to the extent such indemnity payments are (i) immediately payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, or (ii) received by Parent or any of its Subsidiaries as reimbursement for any payment previously made to such Person), and (c) any purchase price adjustment received in connection with any purchase agreement; provided that so long as no Default or Event of Default is in existence, Extraordinary Receipts will not include 50% of all indemnity payments and purchase price adjustments received after the Closing Date to the extent the aggregate amount of such indemnity payments and purchase price adjustments does not exceed $500,000.
          “FATCA” shall mean Sections 1471 through 1474 of the IRC, including any successor provisions, and any current or future regulations or official interpretations thereof.
          “FCC” means the Federal Communications Commission or any successor to the functions and powers thereof.
          “FCC Licenses” means, with respect to a Station, any permanent or temporary, main or auxiliary license, authorization, consent, permit, grant, approval or registration issued by the FCC held by or issued to any Loan Party or any Subsidiary of a Loan Party from time to time.
          “Fee Letter” means that certain second amended and restated fee letter between Borrowers and Agent, in form and substance reasonably satisfactory to Agent.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
          “Fixed Charges” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued during such period, (b) principal payments in respect of Indebtedness that are required to be paid during such period other than payments made pursuant to Section 2.4(d), (c) distributions to the extent permitted by Section 6.9(b) and (d) all currently payable federal, state, and local income taxes accrued during such period.
          “Fixed Charge Coverage Ratio” means, with respect to Parent for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures (other than Capital Expenditures financed with the proceeds of purchase money Indebtedness or Capital Leases to the extent permitted by this Agreement) to (ii) Fixed Charges for such period.
          “Foreign Lender” shall mean any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
          “Foreign Subsidiaries” means Commtech Wireless Pty. Ltd., an Australian corporation, GTES, Inc., a Canadian corporation, Madison Telecommunications Holdings Inc., a Canadian corporation, and Paging Network of Canada, Inc., a Canadian corporation.
          “Fourth Amendment” means that certain Waiver, Consent and Fourth Amendment to Credit Agreement dated as of December 31, 2009 among Amcom, Agent and Lenders.
          “Fourth Amendment Effective Date” means December 31, 2009.
          “Funding Date” means the date on which a Borrowing occurs.
          “Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii).
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
          “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
          “Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
          “Guarantors” means (a) each Subsidiary of Parent (other than a Subsidiary that is a CFC, a Subsidiary of a CFC or a Borrower), and (b) any other Person that guaranties all or any part of the Obligations, and “Guarantor” means any one of them.
          “Guaranty” means a guaranty of all or any part of the Obligations executed and delivered by a Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers, in form and substance reasonably satisfactory to Agent.

          “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
          “Hedge Agreement” means any and all agreements or documents now existing or hereafter entered into by Parent or any of its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Parent’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security, or currency valuations or commodity prices.
          “Holdout Lender” has the meaning specified therefor in Section 14.2(a).
          “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be shall be the lower of the amount of the obligation and the fair market value of the assets securing such obligation.
          “Indemnifiable Taxes” means all Taxes other than Excluded Taxes and Other Taxes.
          “Indemnified Liabilities” has the meaning specified therefor in Section 10.3.
          “Indemnified Person” has the meaning specified therefor in Section 10.3.

          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
          “Interest Expense” means, for any period, the aggregate of the interest expense of Parent for such period, determined on a consolidated basis in accordance with GAAP.
          “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (e) Borrowers may not elect an Interest Period which will end after the Maturity Date.
          “Inventory” means inventory (as that term is defined in the Code).
          “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
          “Investment Affiliate” means, with respect to any of the Persons identified on Schedule P-1, any fund or investment vehicle that (a) is organized by such Person for the purpose of making equity investments in one or more companies and (b) is controlled by such Person. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.
          “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
          “Issuing Lender” means WFCF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion,

to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.11.
          “L/C” has the meaning specified therefor in Section 2.11(a).
          “L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
          “L/C Undertaking” has the meaning specified therefor in Section 2.11(a).
          “Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.
          “Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.
          “Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses (other than any Tax or cost related thereto) incurred in connection therewith, (d) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any of its Subsidiaries (subject to any limitations set forth in Section 10.3), (h) Agent’s reasonable costs and expenses (including reasonable attorneys fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including rating the Term Loan), or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.
          “Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
          “Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.
          “Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the then existing Letter of Credit Usage, (ii) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (iii) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to the Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).
          “Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
          “Leverage Ratio” means, as of any date of determination the result of (a) the amount of Parent’s Indebtedness, on a consolidated basis, as of such date, to (b) EBITDA for the 12 month period ended as of such date.
          “LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i).
          “LIBOR Notice” means a written notice in the form of Exhibit L-1.
          “LIBOR Option” has the meaning specified therefor in Section 2.12(a).
          “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
          “LIBOR Rate Loan” means each portion of an Advance or the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Rate Margin” means 3.75 percentage points.

          “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
          “Loan Account” has the meaning specified therefor in Section 2.9.
          “Loan Documents” means the Agreement, the Bank Product Agreements, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, any Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by a Borrower in connection with the Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by Parent or any of its Subsidiaries and the Lender Group in connection with the Agreement.
          “Loan Party” means any Borrower or any Guarantor.
          “Maintenance Fee Revenues” means, with respect to any period, all maintenance fee revenues (but excluding any licensing revenue) attributable to software owned by Amcom or any of its Subsidiaries earned during such period, without regard to any purchase accounting adjustments relating to the write-down of deferred revenue for the Merger, and other Permitted Acquisitions, calculated on a basis consistent with the financial statements delivered to Agent prior to the Closing Date. Notwithstanding the foregoing, Maintenance Fee Revenues of any Foreign Subsidiary shall be excluded from the calculation of Maintenance Fee Revenues. For the purposes of calculating Maintenance Fee Revenues for any period of 4 consecutive fiscal quarters, (a) Maintenance Fee Revenues for the fiscal quarter ended September 30, 2010 shall be deemed to be $5,708,000 and (b) Maintenance Fee Revenues for the fiscal quarter ended December 31, 2010 shall be deemed to be $5,736,000.
          “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
          “Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of Parent and its Subsidiaries, taken as a whole, (b) a material impairment of Parent’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of Parent or its Subsidiaries.
          “Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $250,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days notice without penalty or premium), and

(ii) all other contracts or agreements material to the business, operations, condition (financial or otherwise), performance, prospects or properties of such Person or such Subsidiary.
          “Maturity Date” has the meaning specified therefor in Section 3.3.
          “Maximum Revolver Amount” means (i) $10,000,000 during the period commencing on the Closing Date and ending June 30, 2011, (ii) $8,750,000 during the period commencing July 1, 2011 and ending September 30, 2011, (iii) $7,500,000 during the period commencing October 1, 2011 and ending December 31, 2011, (iv) $6,250,000 during the period commencing January 1, 2012 and ending March 31, 2012, and (v) $5,000,000 at all times on and after April 1, 2012, in each case as such amount may be decreased in accordance with Section 2.4(c).
          “Merger” means the merger of USMO Acquisition Co., a Delaware corporation, with and into Amcom, with Amcom being the surviving entity, pursuant to the terms of the Merger Agreement.
          “Merger Agreement” means that certain Agreement and Plan of Merger dated as of the Closing Date among Parent, Arch, USMO Acquisition Corp., a Delaware corporation, Amcom and the shareholders signatory thereto.
          “Merger Documents” means (a) the Merger Agreement, (b) that certain Employment Agreement dated as of the Closing Date among Daniel Mayleben, Amcom and Parent, (c) that certain Employment Agreement dated as of the Closing Date among Christopher Heim, Amcom and Parent, and (d) all other documents and agreements executed or delivered in connection with or pursuant to the Merger Agreement.
          “Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
          “NEP Stock Purchase Agreement” means that certain Stock Purchase Agreement dated December 31, 2009 among 2nd Wave Software, LLC, Norwest Equity Partners VIII, LP, Norwest Equity Partners IX, LP, Split Rock Partners, LP, Split Rock Partners II, LP, Garvin Hill Capital Fund LLC, Christopher Heim and Daniel Mayleben, as in effect on the Fourth Amendment Effective Date.
          “Net Cash Proceeds” means:
          (a) with respect to any sale or disposition by Parent or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition, and (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction; and
          (b) with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Parent or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.
          “Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.
          “Norwest” means Norwest Equity Partners VIII, LP and Norwest Equity Partners IX, LP.
          “Obligations” means (a) all loans (including the Term Loan), Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrowers are required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
          “OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
          “Original Closing Date” means June 6, 2008.

          “Original Credit Agreement” has the meaning specified therefor in the recitals hereto.
          “Original Term Loan” has the meaning specified therefor in Section 2.2.
          “Originating Lender” has the meaning specified therefor in Section 13.1(e).
          “Other Taxes” has the meaning specified therefore in Section 16(b).
          “Overadvance” has the meaning specified therefor in Section 2.5.
          “Parent” has the meaning specified therefor in the preamble hereto.
          “Participant” has the meaning specified therefor in Section 13.1(e).
          “Participant Register” has the meaning set forth in Section 13.1(i).
          “Patent Security Agreement” has the meaning specified therefor in the Security Agreement.
          “Patriot Act” has the meaning specified therefor in Section 4.18.
          “Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.
          “Permitted Acquisition” means any Acquisition consummated on or after December 31, 2011 so long as:
          (a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
          (b) no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clause (j) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition,
          (c) Parent has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Parent and Agent) created by adding the historical combined financial statements of Parent (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,
          (d) Parent has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
          (e) Parent shall have Availability plus Qualified Cash in an amount equal to or greater than $10,000,000 immediately after giving effect to the consummation of the proposed Acquisition,
          (f) the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,
          (g) Parent has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,
          (h) the assets being acquired (other than a de minimis amount of assets in relation to Parent’s and its Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,
          (i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States,
          (j) the subject assets or Stock, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, such Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement and, in the case of an acquisition of Stock, such Borrower or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and
          (k) the purchase consideration payable in cash in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed $15,000,000 in the aggregate.

          “Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
          “Permitted Dispositions” means:
          (a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete in the ordinary course of business,
          (b) sales of Inventory to buyers in the ordinary course of business,
          (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,
          (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
          (e) the granting of Permitted Liens,
          (f) the sale or discount, in each case without recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
          (g) any involuntary loss, damage or destruction of property,
          (h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,
          (i) the leasing or subleasing of assets of Parent or its Subsidiaries in the ordinary course of business,
          (j) the sale or issuance of Stock (other than Prohibited Preferred Stock) of Parent,
          (k) the lapse of registered patents, trademarks and other intellectual property of Parent and its Subsidiaries to the extent not economically desirable in the conduct of their business and so long as such lapse is not materially adverse to the interests of the Lenders,
          (l) dispositions of FCC Licenses to Sensus Spectrum LLC pursuant to that certain Asset Purchase Agreement dated as of August 24, 2010,
          (m) dispositions of transmitters, terminals and related equipment (i) to be decommissioned and deconstructed in accordance with any channel and network rationalization program or (ii) in the ordinary course of business,
          (n) dispositions of the real property identified on Schedule R-1, and
          (o) dispositions of fixed assets not otherwise permitted in clauses (a) through (k) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions in any fiscal year (including the proposed disposition) would not exceed $500,000.
          “Permitted Indebtedness” means:
          (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,
          (b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,
          (c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,
          (d) endorsement of instruments or other payment items for deposit,
          (e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of Parent or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,
          (f) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,
          (g) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to Parent or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
          (h) the incurrence by Parent or its Subsidiaries of Indebtedness under Hedging Agreements that are incurred for the bona fide purpose of hedging the interest rate or foreign currency risk associated with Parent’s and its Subsidiaries’ operations and not for speculative purposes,
          (i) unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,
          (j) unsecured earn-outs and other deferred payment obligations incurred in connection with Permitted Acquisitions so long as (i) such earn-outs and other deferred payment obligations are subordinated to the Obligations in a manner satisfactory to Agent, and (ii) the maximum aggregate amount (whether or not earned or due) of such earn-outs and deferred payment obligations for all Permitted Acquisitions does not exceed (A) $5,000,000 for all Permitted Acquisitions or (B) $2,500,000 for any particular Permitted Acquisition,

          (k) Indebtedness composing Permitted Investments,
          (l) unsecured Indebtedness incurred by the Loan Parties not to exceed $500,000 in the aggregate at any time outstanding, and
          (m) the Existing Letters of Credit.
          “Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party, (b) a non-Loan Party to another non-Loan Party, (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) a Loan Party to a non-Loan Party so long as after giving effect to such loan (i) the aggregate amount of such loans to all non-Loan Parties does not exceed $1,000,000 outstanding at any time, (ii) no Event of Default has occurred and is continuing or would result therefrom, and (iii) Borrowers have Excess Availability plus Qualified Cash of $10,000,000 or greater.
          “Permitted Investments” means:
          (a) Investments in cash and Cash Equivalents,
          (b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
          (c) advances made in connection with purchases of goods or services in the ordinary course of business,
          (d) Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,
          (e) Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,
          (f) guarantees permitted under the definition of Permitted Indebtedness,
          (g) Permitted Intercompany Advances,
          (h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
          (i) deposits of cash made in the ordinary course of business to secure performance of operating leases,
          (j) non-cash loans to employees, officers, and directors of Parent or any of its Subsidiaries for the purpose of purchasing Stock in Parent so long as the proceeds of such loans are used in their entirety to purchase such stock in Parent,

          (k) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $500,000 during the term of the Agreement, and
          (l) Permitted Acquisitions.
          “Permitted Liens” means:
          (a) Liens held by Agent to secure the Obligations,
          (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
          (c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3,
          (d) Liens set forth on Schedule P-2, provided that any such Lien only secures the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,
          (e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,
          (f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,
          (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
          (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance,
          (i) Liens on amounts deposited in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,
          (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business,
          (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof,

          (l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
          (m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,
          (n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,
          (o) any interest or title of a non-exclusive licensor or lessor under any lease or license permitted by this Agreement,
          (p) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
          (q) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
          (r) Liens in favor of the issuers of the Existing Letters of Credit against any cash collateral securing the Existing Letters of Credit, and
          (s) other non-consensual Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $500,000 at any one time.
          “Permitted Protest” means the right of Parent or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes, or rental payment, provided that (a) a reserve with respect to such obligation is established on Parent’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Parent or its Subsidiary, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.
          “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate principal amount outstanding at any one time not in excess of $500,000.
          “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.

          “Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
          “Projections” means Parent’s forecasted (a) profit and loss statements, and (b) cash flow statements, all prepared on a basis consistent with Loan Parties’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
          “Proprietary Rights” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) all computer software (including data and related documentation), (f) all other proprietary rights, and (g) all copies and tangible embodiments thereof (in whatever form or medium).
          “Pro Rata Share” means, as of any date of determination:
          (a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,
          (b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s ratable portion of the Risk Participation Liability of outstanding Letters of Credit of such Lender by (z) the Risk Participation Liability with respect to outstanding Letters of Credit,

          (c) with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan, and
          (d) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Revolver Commitment plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (ii) the aggregate amount of Revolver Commitments of all Lenders plus the outstanding principal amount of the Term Loan; provided, however, that in the event the Revolver Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of such Lender’s portion of the Term Loan, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit plus the outstanding principal amount of the Term Loan.
          “Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).
          “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
          “Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Parent and its Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.
          “Real Property” means any estates or interests in real property now owned or hereafter acquired by Parent or its Subsidiaries and the improvements thereto.
          “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
          “Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:
          (a) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness,
          (b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended,

          (c) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended,
          (d) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to Borrowers,
          (e) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and
          (f) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Register” has the meaning set forth in Section 13.1(h).
          “Registered Loan” has the meaning set forth in Section 13.1(h).
          “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.
          “Replacement Lender” has the meaning specified therefor in Section 2.13(b).
          “Report” has the meaning specified therefor in Section 15.16.
          “Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $5,000,000.
          “Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 50%; provided, however, that at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders.
          “Required Library” means, as of any date of determination, the copyrights of the Parent and its Subsidiaries that are based on or derived from those computer software programs or other technology of the Parent and its Subsidiaries that at the time account for not less than 80% of the total amount of the net product and subscription revenues of the Parent and its Subsidiaries for the immediately preceding fiscal quarter.
          “Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
          “Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.
          “Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
          “Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.
          “Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.
          “Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
          “SEC” means the United States Securities and Exchange Commission and any successor thereto.
          “Second Additional Term Loan Amount” means $14,750,000.
          “Securities Account” means a securities account (as that term is defined in the Code).
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

          “Security Agreement” means an amended and restated security agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Loan Parties to Agent.
          “Settlement” has the meaning specified therefor in Section 2.3(e)(i).
          “Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).
          “Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
          “S&P” has the meaning specified therefor in the definition of Cash Equivalents.
          “Station” means any wireless station primarily engaged, directly or indirectly, in the business of paging operations, whether utilizing in whole or in part analog and/or digital over-the-air, satellite-based and/or internet-based transmission facilities, now or hereafter owned by any Loan Party and/or any Subsidiary of a Loan Party.
          “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
          “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
          “Swing Lender” means WFCF or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b).
          “Swing Loan” has the meaning specified therefor in Section 2.3(b).
          “Taxes” shall mean any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities imposed by such jurisdiction, subdivision or taxing authority with respect thereto.
          “Term Loan” has the meaning specified therefor in Section 2.2.
          “Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.

          “Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.
          “Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.
          “Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.
          “Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.
          “United States” means the United States of America.
          “Voidable Transfer” has the meaning specified therefor in Section 17.8.
          “Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
          “WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.